GENERAL SECURITY AGREEMENT

1. SECURITY INTEREST

For value received, Bonanza Explorations Inc. (the "Debtor"), as security for the repayment of all present and future indebtedness of the Debtor to Galloway Financial Services Inc. (the "Secured Party") including but not limited to its obligations to the Secured Party under the guaranty granted by the Debtor to the Secured Party (the "Guaranty") as set forth in the promissory note granted by American Bonanza Gold Corp. to the Secured Party dated concurrently herewith (the "Note") hereby grants, mortgages, charges and assigns to the Secured Party, a general and continuing security interest (the "Security Interest") in the undertaking of Debtor and all of Debtor's Collateral (as hereinafter defined) except for the Mining Lease dated June 12, 2005, between the Patch Living Trust and American Bonanza Gold Corp., as may be amended, restated or replaced from time to time (the "Mining Lease"), including, but not limited to, to the extent same do not comprise the Mining Lease all of the following now owned or hereafter owned or acquired by or on behalf of Debtor:

(a) all of Debtor's personal property, including, without limitation, all right, title and interest of Debtor, whether now owned or existing or hereafter acquired or arising, and wheresoever located, in, to and under (with each of the following capitalized terms having the meaning given thereto in the Uniform Commercial Code of the State of Nevada as in effect from time to time (the "UCC")):

a. all Accounts;
b. all As-Extracted Collateral;
c. all Chattel Paper;
d. all Commodity Accounts;
e. all Commodity Contracts;
f. all Deposit Accounts, including the following specifically described Deposit Accounts: ________
g. all Documents;
h. all Equipment;
i. all Fixtures;
j. all General Intangibles;
k. all Goods and all Accessions thereto, and Goods with which the Goods are commingled;
l. all Instruments;
m. all intellectual property;
n. all Inventory;
o. all Investment Property;
p. all Letter-of-Credit Rights;
q. all Promissory Notes;
r. all Software;
s. all Commercial Tort Claims;
t. all other personal property not otherwise described above;
u. all books and records pertaining to the Collateral; and
v. to the extent not otherwise included, all Proceeds, products, income and

profits of the foregoing, and all accessions thereto and all collateral security and guarantees given by any Person with respect to any of the foregoing.

The property of the Debtor described in subsection (a) above is collectively referred to in this general security agreement (the "Security Agreement") as the "Collateral".

(b) The Security Interest granted pursuant to this Security Agreement and the Note shall rank in priority in second position relative to the obligations of the Debtor and American Bonanza Gold Corp. to Resource Income Fund LLC ("RIF").

(c) The Security Interest granted pursuant to this Security Agreement and the Note shall rank pari passu in all respects with the promissory note granted by the Debtor to Goldreign Capital Inc. (the "Goldreign Note") and all security agreements or interests granted by the Debtor or American Bonanza Gold Corp. as security for the Goldreign Note, on a pro rata basis with any amounts outstanding pursuant to the terms of the Goldreign Note.

(d) The Security Interest granted hereby shall not extend or apply to and Collateral shall not include (i) the last day of the term of any lease or associated agreement but upon the enforcement of the Security Interest, Debtor shall stand possessed of such last day in trust for the Secured Party to assign and dispose of the same at the direction of the Secured Party to any person acquiring such term; or (ii) any agreement, right, franchise, license or permit (the "Contractual rights") to which the Debtor is a party or of which the Debtor has the benefit, to the extent that the creation of the Security Interest herein would constitute a breach of the terms of or permit any person to terminate the Contractual rights, but the Debtor will hold its interest therein in trust for the Secured Party and will assign such Contractual Rights to the Secured Party, forthwith upon obtaining the consent of the other party or parties thereto.

(e) All terms which are used in this Security Agreement which are defined in the UCC shall have the same meanings herein as such terms are defined in the UCC, unless this Security Agreement shall otherwise specifically provide. Any reference herein to "Collateral" shall, unless the context otherwise requires, be deemed a reference to "Collateral or any part thereof".

2. INDEBTEDNESS SECURED

The Security Interest granted hereby secures payment and performance of any and all obligations, indebtedness and liability of Debtor to the Secured Party (including interest thereon) present or future, direct or indirect, absolute or contingent, matured or not, extended or renewed, wheresoever and howsoever incurred and any ultimate unpaid balance thereof and whether the same is from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again and whether Debtor be bound alone or with another or others and whether as principal or surety (hereinafter collectively called the "Indebtedness"). If the Security Interest in the Collateral is not sufficient, in the event of default, to satisfy all Indebtedness of the Debtor, the Debtor acknowledges and agrees that Debtor shall continue to be liable for any Indebtedness remaining outstanding and the Secured Party shall be entitled to pursue full payment thereof.

3. ATTACHMENT

The Debtor confirms that value has been given, that the Debtor has rights in the Collateral, and that the Debtor and the Secured Party have not agreed to postpone the time for attachment of the Security Interest to any of the Collateral. In respect of Collateral which is acquired after the date of execution hereof, the time for attachment will be the time when the Debtor acquires any rights in such Collateral.

4. PURCHASE MONEY SECURITY INTERESTS

The Security Interest created hereby shall constitute purchase money security interests to the extent any of the Indebtedness are monies advanced by the Secured Party to the Debtor for the purpose of enabling the Debtor to purchase or acquire rights in any of the Collateral and were or will be so used by the Debtor. A certificate of an officer of the Debtor or the Secured Party as to the extent that any of the Indebtedness are monies so advanced and used shall be prima facie proof of the purchase money security interests constituted hereby.

5. REPRESENTATIONS AND WARRANTIES OF DEBTOR

Debtor represents and warrants that and so long as this Security Agreement remains in effect shall be deemed to be continuously representing and warranting that:

(a) the Collateral is genuine and owned by Debtor free of all security interests, mortgages, liens, claims, charges, licenses, leases, infringements by third parties, encumbrances or other adverse claims or interests (hereinafter collectively called "Encumbrances"), save for the security interests held by RIF and Goldreign Capital Inc., those Encumbrances shown on Schedule "A", those created pursuant to licenses which are compulsory under applicable federal or provincial legislation, or those hereafter approved in writing by the Secured Party, prior to their creation or assumption (collectively, the "Permitted Encumbrances");

(b) all Intellectual Property applications and registrations are valid and in good standing and Debtor is the owner of the applications and registrations;

(c) each Debt, Chattel Paper and Instrument constituting Collateral is enforceable in accordance with its terms against the party obligated to pay the same (the "Account Debtor"), and the amount represented by Debtor to the Secured Party from time to time as owing by each Account Debtor or by all Account Debtors will be the correct amount actually and unconditionally owing by such Account Debtor or Account Debtors, to the best knowledge of the Debtor, except for normal cash discounts or settlements where applicable, and no Account Debtor will have any defence, set off, claim or counterclaim against Debtor which can be asserted against the Secured Party, whether in any proceeding to enforce Collateral or otherwise;

(d) the locations specified in Schedule "B" as to business operations and records are accurate and complete and with respect to Collateral, the locations specified in Schedule "B" are accurate and complete save for Goods in transit to such locations and Inventory on lease or consignment; and all fixtures or Goods about to become fixtures and all crops and all oil, gas or other minerals to be extracted and all timber to be cut which forms part of the Collateral will be situate at one of such locations;

(e) other than as set forth in Schedule "B", the Debtor does not own any serial numbered goods, other than inventory to be sold or lease in which the Debtor has rights; and

(f) the Debtor has full corporate right, power and authority to enter into, execute and deliver this Security Agreement and to perform the obligations hereunder and the creation of any security interest in or assignment hereunder of Debtor's rights in the Collateral to the Secured Party has been duly authorized will not result in a breach of its constating documents, any applicable law or any agreement, document or instrument to which Debtor is a party. A written waiver and consent is required from RIF which has been obtained and delivered to the Secured Party a copy of which is attached hereto as Schedule "C".

6. COVENANTS OF THE DEBTOR

So long as this Security Agreement remains in effect, Debtor covenants and agrees:

(a) to defend the Collateral against the claims and demands of all other parties claiming the same or an interest therein; to diligently initiate and prosecute legal action against all infringers of Debtor's rights in Intellectual Property, to take all reasonable action to keep the Collateral free from all Encumbrances, except for Permitted Encumbrances, prior to their creation or assumption, and to fully and effectually maintain and keep the Security Interest hereby created valid and effective, and not to sell, exchange, transfer, assign, lease, license or otherwise dispose of Collateral or any interest therein which is material to the affairs of the Debtor without the prior written consent of the Secured Party; provided always that, until default, Debtor may, in the ordinary course of Debtor's business, sell or lease Inventory and, subject to Clause 9 hereof, use Money available to Debtor;

(b) to notify the Secured Party promptly of:

(i) any material change in the information contained herein or in the Schedules hereto relating to Debtor, Debtor's business or Collateral or any change in the name of Debtor;

(ii) the details of any material acquisition of Collateral,

(iii) the details of any material claims, notice of default or litigation affecting Debtor or Collateral,

(iv) any material loss or damage to Collateral,

(v) any material default by any Account Debtor in payment or other performance of its obligations with respect to Collateral; and

(vi) the return to or repossession by Debtor of Collateral.

(c) to use its best efforts to keep Collateral in working order, condition and repair and not to use Collateral in violation of the provisions of this Security Agreement or any other agreement relating to Collateral or any policy insuring Collateral or any applicable statute, law, by-law, rule, regulation or ordinance; to keep all agreements, registrations and applications

relating to Intellectual Property and intellectual property used by Debtor in its business in good standing and to renew all agreements and registrations as may be necessary or desirable to protect Intellectual Property, unless otherwise agreed in writing by the Secured Party; to apply to register all existing and future copyrights, trade-marks, patents, integrated circuit topographies and industrial designs whenever it is commercially reasonable to do so;

(d) to do, execute, acknowledge and deliver such financing statements, financing change statements and further assignments, transfers, documents, acts, matters and things (including further schedules hereto) as may be reasonably requested by the Secured Party of or with respect to Collateral in order to give effect to these presents and to preserve the full benefits of this Security Agreement and of the rights and powers granted herein, and to pay all costs for searches and filings in connection therewith;

(e) to pay all taxes, rates, levies, assessments and other charges of every nature which may be lawfully levied, assessed or imposed against or in respect of Debtor or Collateral as and when the same become due and payable, unless such taxes, rates, levies, assessments, or other charges are being actively and diligently contested by the Debtor in good faith to the satisfaction of the Secured Party;

(f) to insure collateral in such amounts and against such risks as would customarily be insured by a prudent owner of similar Collateral, with loss payable to the Secured Party and Debtor, as insureds, as their respective interests may appear, in second priority to RIF, and to pay all premiums therefor and deliver copies of policies and evidence of renewal to the Secured Party on request;

(g) to prevent Collateral, save Inventory sold or leased as permitted hereby, from being or becoming an accession to other property not covered by this Security Agreement;

(h) to carry on and conduct the business of Debtor in a proper and efficient manner and so as to protect and preserve Collateral and to keep, in accordance with generally accepted accounting principles, consistently applied, proper books of account for Debtor's business as well as accurate and complete records concerning Collateral, and mark any and all such records and Collateral at the Secured Party's request so as to indicate the Security Interest;

(i) to deliver to the Secured Party from time to time promptly upon request, and at the sole expense of the Debtor:

(i) any Documents of Title, Instruments, Securities and Chattel Paper constituting, representing or relating to Collateral,

(ii) all books of account and all records, ledgers, reports, correspondence, schedules, documents, statements, lists and other writings relating to Collateral for the purpose of inspecting, auditing or copying the same,

(iii) all financial statements prepared by or for Debtor regarding Debtor's business,

(iv) all policies and certificates of insurance relating to Collateral, and

(v) such information concerning Collateral, the Debtor and Debtor's business and affairs as the Secured Party may reasonably request.

7. USE AND VERIFICATION OF COLLATERAL

Subject to compliance with Debtor's covenants contained herein, Debtor may, until the expiry of any cure period of a default, possess, operate, collect, use and enjoy and deal with Collateral in the ordinary course of Debtor's business in any manner not inconsistent with the provisions hereof; provided always that the Secured Party shall have the right at any time and from time to time to verify the existence and state of the Collateral in any manner the Secured Party may consider appropriate and Debtor agrees to furnish all assistance and information and to perform all such acts as the Secured Party may reasonably request in connection therewith and for such purpose to grant to the Secured Party or its agents access to all places where Collateral may be located and to all premises occupied by Debtor.

8. SECURITIES, INVESTMENT PROPERTY

If Collateral at any time includes Securities, Debtor authorizes the Secured Party, following a default and after the expiry of any applicable cure period, to transfer the same or any part thereof into its own name or that of its nominee(s) so that the Secured Party or its nominee(s) may appear of record as the sole owner thereof.

Where any Investment Property is held in or credited to an account that has been established with a securities intermediary, the Secured Party may, at any time after default, and after the expiry of any applicable cure period, give a notice of exclusive control to any such securities intermediary with respect to such Investment Property.

9. COLLECTION OF DEBTS

After default and after the expiry of any applicable cure period under this Security Agreement, the Secured Party may notify all or any Account Debtors of the Security Interest and may also direct such Account Debtors to make all payments on Collateral to the Secured Party. Debtor acknowledges that any payments on or other proceeds of Collateral received by Debtor from Account Debtors, whether before or after notification of this Security Interest to Account Debtors and whether before or after default under this Security Agreement, shall be received and held by Debtor in trust for the Secured Party, subject to the rights of holders or prior ranking interests, and shall be turned over to the Secured Party upon request and the Debtor shall not commingle any proceeds of or payments on the Collateral with any of the Debtor's funds or property, but will hold them separate and apart.

10. INCOME FROM AND INTEREST ON COLLATERAL

(a) Until default, Debtor reserves the right to receive any Money constituting income from or interest on Collateral and if the Secured Party receives any such Money prior to default, the Secured Party shall either credit the same against the Indebtedness or pay the same promptly to Debtor.

(b) After default and after the expiry of any applicable cure period, Debtor will not request or receive any Money constituting income from or interest on Collateral and if Debtor receives any such Money without any request by it, Debtor will pay the same promptly to the Secured Party, and such Money shall be held by the Debtor in trust for the Secured Party.

11. DISPOSITION OF MONEY

(a) Subject to any applicable requirements of the UCC and the terms of this Agreement, all Money collected or received by the Secured Party pursuant to or in exercise of any right it possesses with respect to Collateral shall be applied as follows:

(i) first, to pay and discharge all proper rents, taxes, insurance premiums and other prior charges affecting the Collateral;

(ii) second, to the reasonable costs and expenses incurred in connection with a realization against the Collateral, and the reasonable costs of sale or lease and taking possession, including the reasonable remuneration of the Receiver, if applicable;

(iii) third, to pay all amounts required to keep in good standing all liens and charges on the Collateral prior to the security interests hereby created;

(iv) fourth, to pay any principal, interest and other monies due and payable under the Note, the Guaranty and under this Security Agreement, in such order as the Secured Party may direct; and

(v) finally, the balance, if any, to the Debtor.

(b) If the proceeds of a sale of the Collateral by the Secured Party or by a Receiver under the terms of this Security Agreement are insufficient to fully pay the Indebtedness, the Debtor will at all times remain liable for the payment of such deficiency and will forthwith pay to the Secured Party the deficiency.

12. EVENTS OF DEFAULT

The happening of any Default (as defined in the Note, as the same may be amended, modified, supplemented or restated from time to time) shall constitute a default in this Security Agreement and is herein called a "default". All cure periods applicable in the Note shall apply herein.

13. REMEDIES

(a) Upon default, subject to the expiry of any cure periods set out in the Note, the Security Interest will become enforceable without the need for any action or notice on the part of the Secured Party and the Secured Party will be entitled to exercise such rights and remedies as are provided by the UCC and all other rights and remedies recognized at law or in equity against the Debtor or in respect of the Collateral for the enforcement of full payment and performance of the Indebtedness. If the Security Interest created hereby becomes enforceable, the Secured Party

may declare all or any of the Indebtedness to be immediately due and payable and may proceed to enforce its rights by any one or more of the remedies provided for in law or equity or as otherwise specified herein.

(b) Upon default and after the expiry of any applicable cure, the Secured Party may appoint or reappoint by instrument in writing, any person or persons, whether an officer or officers or an employee or employees of the Secured Party or not, to be a receiver or receivers (hereinafter called a "Receiver", which term when used herein shall include a receiver and manager) of Collateral (including any interest, income or profits therefrom) and may remove any Receiver so appointed and appoint another in his/her stead. Any such Receiver shall, so far as concerns responsibility for his/her acts, be deemed the agent of the Debtor and not the Secured Party, and the Secured Party shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver, his/her servants, agents or employees. Subject to the provisions of the instrument appointing him/her, any such Receiver shall have power to take possession of Collateral, to retain and administer the Collateral, to preserve Collateral or its value, to carry on or concur in carrying on all or any part of the business of Debtor and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of Collateral. To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, save and except for any interests in the Collateral held by RIF or any government bodies or regulators, as may be required by applicable law, including Debtor, enter upon, use and occupy all premises owned or occupied by Debtor wherein Collateral may be situate, maintain Collateral upon such premises, borrow money on a secured or unsecured basis and use Collateral directly in carrying on Debtor's business or as security for loans or advances to enable the Receiver to carry on Debtor's business or otherwise, as such Receiver shall, in its discretion, determine. Except as may be otherwise directed by the Secured Party, all Money received from time to time by such Receiver in carrying out his/her appointment shall be received in trust for and paid over to the Secured Party. Every such Receiver may, in the discretion of the Secured Party, be vested with all or any of the rights and powers of the Secured Party.

(c) Upon default and after the expiry of any applicable cure period, the Secured Party may, either directly or through its agents or nominees, exercise any or all of the powers and rights given to a Receiver by virtue of the foregoing sub-clause 13(a).

(d) Upon default and after the expiry of any applicable cure period, the Secured Party may take possession of, collect, demand, sue on, enforce, recover and receive Collateral and give valid and binding receipts and discharges therefor and in respect thereof and, upon default, the Secured Party may sell, license, lease or otherwise dispose of Collateral in such manner, at such time or times and place or places, for such consideration and upon such terms and conditions as to the Secured Party may seem reasonable.

(e) Upon default and after the expiry of any applicable cure period, in addition to those rights granted herein and in any other agreement now or hereafter in effect between Debtor and the Secured Party and in addition to any other rights the Secured Party may have at law or in equity, the Secured Party shall have, both before and after default, all rights and remedies of a secured party under the UCC, as applicable. Provided always, that the Secured Party shall not be liable or accountable for any failure to exercise its remedies, take possession of, collect, enforce,

realize, sell, lease, license or otherwise dispose of Collateral or to institute any proceedings for such purposes. Furthermore, the Secured Party shall have no obligation to take any steps to preserve rights against prior parties to any Instrument or Chattel Paper whether Collateral or proceeds and whether or not in the Secured Party's possession and shall not be liable or accountable for failure to do so.

(f) Debtor acknowledges that the Secured Party or any Receiver appointed by it may, upon default and after the expiry of any applicable cure period, take possession of Collateral wherever it may be located and by any method permitted by law and Debtor agrees upon request from the Secured Party or any such Receiver to assemble and deliver possession of Collateral at such place or places as directed.

(g) Upon default and after the expiry of any applicable cure period, Debtor agrees to be liable for and to pay all costs, charges and expenses reasonably incurred by the Secured Party or any Receiver appointed by it, whether directly or for services rendered (including reasonable solicitors and auditors costs and other legal expenses and Receiver remuneration), in operating Debtor's accounts, in preparing or enforcing this Security Agreement, taking and maintaining custody of, preserving, repairing, processing, preparing for disposition and disposing of Collateral and in enforcing or collecting Indebtedness and all such costs, charges and expenses, together with any amounts owing as a result of any borrowing by the Secured Party or any Receiver appointed by it, as permitted hereby, shall be a charge on the proceeds of realization, collection or disposition of Collateral and shall be secured hereby in accordance with the terms of this Security Agreement.

(h) Upon default and after the expiry of any applicable cure period, the Secured Party will give Debtor such notice, if any, of the date, time and place of any public sale or of the date after which any private disposition of Collateral is to be made as may be required by the UCC.

(i) Upon default and after the expiry of any applicable cure period, and receiving written demand from the Secured Party, Debtor shall take such further action as may be necessary to evidence and effect an assignment or licensing of Intellectual Property to whomever the Secured Party directs, including to the Secured Party. Upon default and after the expiry of any applicable cure period, Debtor appoints any officer or director of the Secured Party, to be its attorney in accordance with applicable legislation with full power of substitution and to do on Debtor's behalf anything that is required to assign, license or transfer, and to record any assignment, licence or transfer of the Collateral. This power of attorney, which is coupled with an interest, is irrevocable until the release or discharge of the Security Interest.

(j) The Secured Party shall not be liable by reason of any entry into or taking possession of any of the Collateral hereby charged or intended so to be or any part thereof in accordance with the terms hereunder, to account as mortgagee in possession or for anything except actual receipts or be liable for any loss on realization or any act or omission for which a secured party in possession might be liable. The Debtor acknowledges and agrees that any and all payments, responsibilities, obligations and liabilities in respect of the Collateral shall remain those of the Debtor and no such payments, responsibilities, obligations or liabilities are assigned hereby nor are assumed or incurred by the Secured Party hereunder.

(k) As soon as the Lender takes possession of any Collateral or appoints a Receiver in accordance with the terms hereof or as applicable under applicable law, all powers, functions, rights and privileges of the directors and officers of the Debtor with respect to the Collateral cease, unless specifically continued by the written consent of the Secured Party or the Receiver.

14. MISCELLANEOUS

(a) Debtor hereby authorizes the Secured Party to file such financing statements, financing change statements and other documents and do such acts, matters and things (including completing and adding schedules hereto identifying Collateral or any Permitted Encumbrances affecting the Collateral or identifying the locations at which the Debtor's business is carried on and Collateral and records relating thereto are situate) as the Secured Party may deem appropriate to perfect on an ongoing basis and continue the security interest, to protect and preserve the Collateral and to realize upon the Security Interest in accordance with the terms hereof and Debtor hereby irrevocably constitutes and appoints the Secured Party the true and lawful attorney of Debtor, with full power of substitution, to do any of the foregoing in the name of Debtor whenever and wherever it may be deemed necessary or expedient. The Debtor hereby declares that the irrevocable power of attorney granted hereby being coupled with an interest, is given for valuable consideration and is irrevocable until such time as all outstanding obligations owing or payable by the Debtor to the Secured Party under the Note, this Security Agreement or otherwise have been satisfied in full.

(b) Without limiting any other right of the Secured Party, whenever Indebtedness is immediately due and payable or the Secured Party has the right to declare Indebtedness to be immediately due and payable (whether or not it has so declared), the Secured Party may, in its sole discretion, set off against Indebtedness any and all amounts then owed to Debtor by the Secured Party in any capacity, whether or not due, and the Secured Party shall be deemed to have exercised such right to set off immediately at the time of making its decision to do so even though any charge therefor is made or entered on the Secured Party's records subsequent thereto.

(c) Upon Debtor's failure to perform any of its duties hereunder, the Secured Party may, but shall not be obligated to, perform any or all of such duties, and Debtor shall pay to the Secured Party, forthwith upon written demand, an amount equal to the reasonable expenses incurred by the Secured Party in so doing plus interest thereon from the date such expense is incurred until it is paid at the rate of 15% per annum.

(d) The Secured Party may grant extensions of time and other indulgences, take and give up security, accept compositions, compound, compromise, settle, grant releases and discharges and otherwise deal with Debtor, debtors of Debtor, sureties and others and with Collateral and other security as the Secured Party may see fit without prejudice to the liability of Debtor or the Secured Party's right to hold and realize the Security Interest. Furthermore, upon a default and after the expiry of any applicable cure periods, the Secured Party may demand, collect and sue on Collateral in either Debtor's or the Secured Party's name, at the Secured Party's option, and may endorse Debtor's name on any and all cheques, commercial paper, and any other Instruments pertaining to or constituting Collateral.

(e) No delay or omission by the Secured Party in exercising any right or remedy hereunder or with respect to any Indebtedness shall operate as a waiver thereof or of any other right or remedy, and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. Furthermore, the Secured Party may remedy any default by Debtor hereunder or with respect to any Indebtedness in any reasonable manner without waiving the default remedied and without waiving any other prior or subsequent default by Debtor. The Secured Party shall not be bound to institute proceedings for such purposes of for the purpose of preserving any rights, remedies or powers of the Secured Party, the Debtor or any other person in respect of the Collateral. All rights and remedies of the Secured Party granted or recognized herein are cumulative and may be exercised at any time and from time to time independently or in combination.

(f) Debtor waives protest of any Instrument constituting Collateral at any time held by the Secured Party on which Debtor is in any way liable and, subject to Clause 13(h) hereof, notice of any other action taken by the Secured Party.

(g) The Debtor agrees to pay, and to indemnify and save the Secured Party and its agents harmless from, any and all reasonable liabilities, costs and expenses (including reasonable legal fees and expenses on a solicitor and his own client full indemnity basis): (i) incurred by the Secured Party or its agents in the preparation, registration, administration or enforcement of this Agreement; (ii) with respect to, or resulting from, any delay by the Debtor in paying any and all excise, sales, goods and services or other taxes which may be payable or determined to be payable with respect to any of the Collateral; (iii) with respect to, or resulting from, any delay by the Debtor in complying with any requirement of applicable law; or (iv) incurred by the Secured Party or its agents in connection with any of the transactions contemplated by this Security Agreement; except, in any case, to the extent such liabilities, costs and expenses result from the gross negligence or wilful misconduct of the Secured Party or its agents. The amount of all such liabilities, costs and expenses will be deemed to form part of the Indebtedness, will be payable on demand made by the Secured Party and the payment of all such liabilities, costs and expenses will be secured hereby.

(h) This Security Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

(i) Subject to compliance with applicable securities law, the Secured Party may provide any financial and other information it has about Debtor, the Security Interest and the Collateral to any one acquiring or who may acquire an interest in the Security Interest or the Collateral from the Secured Party or anyone acting on behalf of the Secured Party.

(j) Save for any schedules which may be added hereto pursuant to the provisions hereof, no modification, variation or amendment of any provision of this Security Agreement shall be made except by a written agreement, executed by the parties hereto and no waiver of any provision hereof shall be effective unless in writing.

(k) This Security Agreement and the security afforded hereby is in addition to and not in substitution for any other security now or hereafter held by the Secured Party and is intended to be a continuing Security Agreement and shall remain in full force and effect until the Secured

Party shall actually receive written notice of its discontinuance; and, notwithstanding such notice, shall remain in full force and effect thereafter until all Indebtedness contracted for or created before the receipt of such notice by the Secured Party, and any extensions or renewals thereof (whether made before or after receipt of such notice) together with interest accruing thereon after such notice, shall be paid in full.

(l) The headings used in this Security Agreement are for convenience only and are not be considered a part of this Security Agreement and do not in any way limit or amplify the terms and provisions of this Security Agreement.

(m) When the context so requires, the singular number shall be read as if the plural were expressed and the provisions hereof shall be read with all grammatical changes necessary dependent upon the person referred to being a male, female, firm or corporation.

(n) In the event any provisions of this Security Agreement, as amended from time to time, shall be deemed invalid or void, in whole or in part, by any Court of competent jurisdiction, the remaining terms and provisions of this Security Agreement shall remain in full force and effect.

(o) Nothing herein contained shall in any way obligate the Secured Party to grant, continue, renew, extend time for payment of or accept anything which constitutes or would constitute Indebtedness.

(p) Any notice, demand, consent, approval or other communication from the Debtor to the Secured Party, or vice versa, will be in writing and will be sufficiently given or made if given in the manner prescribed in the Note, as amended from time to time.

(q) Debtor acknowledges and agrees that in the event it amalgamates with any other company or companies it is the intention of the parties hereto that the term "Debtor" when used herein shall apply to each of the amalgamating companies and to the amalgamated company, such that the Security Interest granted hereby

(i) shall extend to "Collateral" (as that term is herein defined) owned by each of the amalgamating companies and the amalgamated company at the time of amalgamation and to any "Collateral" thereafter owned or acquired by the amalgamated company, and

(ii) shall secure the "Indebtedness" (as that term is herein defined) of each of the amalgamating companies and the amalgamated company to the Secured Party at the time of amalgamation and any "Indebtedness" of the amalgamated company to the Secured Party thereafter arising. The Security Interest shall attach to "Collateral" owned by each company amalgamating with Debtor, and by the amalgamated company, at the time of the amalgamation, and shall attach to any "Collateral" thereafter owned or acquired by the amalgamated company when such becomes owned or is acquired.

(r) This Security Agreement and the transactions evidenced hereby shall be governed by and construed in accordance with the laws of the State of Nevada and the federal laws of the United States of America applicable therein. Without prejudice to the ability of the Secured Party to enforce this Security Agreement in any other proper jurisdiction, the Debtor hereby irrevocably submits and attorns to the jurisdiction of the courts of the State of Nevada.

15. SUBORDINATION

Upon request of the Debtor, the Secured Party shall, in its sole discretion, acting reasonably, consent to release and/or subordinate the Security Interest granted by the Debtor to the Secured Party pursuant to the terms of this Security Agreement in any after acquired property of the Debtor, save and except for any after acquired property related to the Copperstone Gold Mine.

16. COPY OF AGREEMENT

Debtor hereby acknowledges receipt of a copy of this Security Agreement and waives all right to receive from the Secured Party a copy of any financing statement, financing change statement or verification statement filed at any time in respect of this Security Agreement.

17. REPRESENTATIONS AND WARRANTIES

Debtor represents and warrants that the following information is accurate:

BUSINESS DEBTOR

NAME OF BUSINESS DEBTOR			
Bonanza Explorations Inc.			
ADDRESS OF BUSINESS DEBTOR	CITY	STATE	ZIP
290 Gentry Way #6	Reno	Nevada	89502

IN WITNESS WHEREOF each of the parties hereto has executed this agreement on the 11 day of June, 2012.

GALLOWAY FINANCIAL SERVICES INC.

By: ______________________
Name: Wayne Tisdale
Title: President

BONANZA EXPLORATIONS INC.

By: ______________________
Brian Kirwin
President and Chief Executive Officer

17. REPRESENTATIONS AND WARRANTIES

Debtor represents and warrants that the following information is accurate:

BUSINESS DEBTOR

NAME OF BUSINESS DEBTOR			
Bonanza Explorations Inc.			
ADDRESS OF BUSINESS DEBTOR	CITY	STATE	ZIP
290 Gentry Way #6	Reno	Nevada	89502

IN WITNESS WHEREOF each of the parties hereto has executed this agreement on the 11 day of June, 2012.

GALLOWAY FINANCIAL SERVICES INC.

By: ______________________

Name:

Title:

BONANZA EXPLORATIONS INC.

By: [signature]

Brian Kirwin

President and Chief Executive Officer

SCHEDULE "A"
(ENCUMBRANCES AFFECTING COLLATERAL)

State of Arizona, Secretary of State UCC registration 201116731535 in favour of Redburn Tire Company.

SCHEDULE "B"

1. **Chief Executive Office**

290 Gentry Way #6
Reno, NV 89502

2. **Locations of Debtor's Business Operations**

Copperstone Gold Mine
Arizona State Route 95, Mile Marker 121.5
Arizona, USA

and

290 Gentry Way #6
Reno, NV 89502

3. **Serial Numbered Goods**

See attached list.

Bonanza Explorations Inc.
Copperstone Mine
Equipment List

EQUIP #	EQUIP TYPE	SERIAL#	ENGINE	SERIAL#	HRS	PURCHASE COST
LHD-01	WAGNER ST 3.5	DA04P0929	MERCEDES	R9060115101	1394	$325,000
LHD-02	CAT R1300	6QW00888	MERCEDES	6NC13312	1243	LEASE
LHD-03	TAMROCK 400D	25004274	DEUTZ		360	$285,000
LHD-04	CAT 988F	2ZR00957	CAT 3408	99002589	25213	$115,000
LHD-05	WAGNER ST 3.5	22181	MERCEDES	90497100	1327	LEASE
LHD-06						
DRL-01	TAMROCK H105D	A009157	DEUTZE		557	$340,000
DRL-02	CANNON DPI-HD-3B3	202830	CATERPILLAR	JTF03058		$415,000
DRL-03	CANNON DP2-HED	202606	CATERPILLAR	JTF01612	2629	$335,000
DRL-04	TAMROCK 4000 SERIES	2863	DEUTZE	8390825		LEASE
DRL-05	CANNON DPIN-HED-RB	201751	CUMMINS	46448833		$105,000
DRL-06	CUBEX					$235,000
DRL-07	SECOMA LONGHOLE					$285,000
HTR-01	WAGNER HT-416	1820750	DEUTZE	629288	13	$195,000
HTR-02	WAGNER MT-2000	DB20P0223	DETROIT	04RE106139	1367	$235,000
HTR-03						
JDT-01	JOHN DEERE 250D	BE25QDT200477	DEERE 6081	H152816	11364	$35,000
JDT-02	JOHN DEERE 250D	BE25QDT200468	DEERE 6081	H151094	10566	$35,000
SSE-01	BOBCAT S130 SS	529212120	PERKINS		1007	$14,000
SSE-02	BOBCAT VS18FL	509685	PERKINS	RG37985	3211	$33,000
SSE-03	TEREX TH844C	58954			3160	$25,000
SSE-04	WATER TRUCK		DETROIT			$9,500
SSE-05	CASE 580E	17028483	CATERPILLAR	44133793		$8,500
SSE-06	LINK BELT CRANE	53101506				$84,000
SSE-07						
SSE-08						
CDZ-01	CAT D-4H DOZER	8PB4781	CAT 3204	45V98422		$34,000
CGR-01	CAT 12F GRADER	7F3G3083	CAT		21	$11,500
FLT-01	LUBE TRUCK		CAT 3208	62W90940	74668	$18,500
PLT-01	FORD F-350		FORD		175858	$10,000
PLT-02	FORD F-350		FORD		165820	$10,000
PLT-03	FORD F-350 CREWCAB		FORD			$24,800
PLT-04						
KBT-01	RTV1100	26830	KABOTA	AR2218	227	$17,500
KBT-02	RTV1140	18348	KABOTA	BA4120	252	$22,500
KAW-01	KAWASAKI MULE	JK1AFDG14CB505227	KAF950G	AF950AE014763		$12,500
KAW-02	KAWASAKI MULE	JK1AFDG13CB505217	KAF950G	AF950AE046574	126	$12,500
KAW-03	KAWASAKI MULE	JK1AFDG11CB505218	KAF950G	AF950AE046573		$12,500
KAW-04	KAWASAKI MULE		OHVFD620D			$8,500
KAW-05	KAWASAKI MULE	JK1AFDG16CB505228	KAF950G	AF950AE046645		$12,500

Bonanza Exploration Inc.

Copperstone Assets

As of June 6, 2012

3:21 PM

June 6, 2012

Accrual Basis

	Jun 6, 12
ASSETS	
Fixed Assets	
60020 · Underground Mining Equip	
60021 · Mobile Equipment	3,344,914.75
60029 · Mob Eqp.-Accum. Dep.	161,801.24
Total 60020 · Underground Mining Equip	3,506,715.99
60030 · Underground Fixed Equip	326,845.37
60040 · Water and Power Management	39,862.25
60050 · Surface	65,985.37
	432,692.99
60060 · Copperstone Mill	
60061 · Mill Purchase	605,850.00
60062 · Transportation	1,065,691.39
60066 · Crushing	2,010,753.76
60067 · Grinding	1,345,061.02
60068 · Floatation	908,989.93
60140 · Processing Plant Building	1,560,535.49
60060 · Copperstone Mill - Other	503,023.26
Total 60060 · Copperstone Mill	7,999,904.85
60200 · Communications	112,119.27
60210 · Ancillary Building	23,408.74
60220 · Shop	198,704.40
60240 · Admin Building	234,868.94
60250 · Laboratory	213,104.66
60260 · Gatehouse	4,161.43
60270 · Plant Mobile Equip	56,284.48
60340 · Computer Systems	107,140.32
	949,792.24
Total Fixed Assets:	**12,889,106.07**
Other Asets:	
60080 · Assaying	6,176.75
60090 · Tailing	4,630,253.37
60100 · Water Reclaim	24,100.00
60150 · General Site Dev Roads	13,467.52
60170 · Power Distribution	60,018.56
60190 · Compressed Air	22,312.00

	Jun 6, 12
60280 · Owner's Cost	2,028,212.66
60290 · EPCM	3,427,466.97
60300 · Construction Indirect	627,684.39
60310 · Freight	150,574.07
60320 · Working Capital	1,112,711.03
60900 · Re-Capitlised Deprec. Expense	161,801.24
60910 · Re-Capitalized ARO Accretion	12,200.10
Total 60000 · Copperstone Development	12,276,978.66
Total:	24,216,292.49

Note: Total Fixed Assets of $12,899,106 were enhanced in value by refurbishing and the addition of the Other Assets.

SCHEDULE "C"

1. **Waiver and Consent from RIF**